Exhibit 99.1

GOOSEHEAD INSURANCE, INC. ANNOUNCES THIRD QUARTER 2018 RESULTS
- Revenues Grew 49% Over Prior-Year Period to $16.1 Million -
- Total Written Premiums Increased 50% Over Prior-Year Period -
- Corporate Sales Headcount Expanded 55% Over Prior-Year Period -
- Total Operating Franchises Grew 59% Over Prior-Year Period -

WESTLAKE, TEXAS - November 5, 2018 - Goosehead Insurance, Inc. (“Goosehead” or the “Company”) (NASDAQ: GSHD), a rapidly growing independent personal lines insurance agency, today announced results for the third quarter ended September 30, 2018.
Third Quarter 2018 Highlights

•	Revenue growth of 49% - all organic - to $16.1 million, from $10.8 million in the prior-year period

•	Net income attributable to Goosehead Insurance, Inc. of $0.2 million, or $0.02 per diluted share.

•	Adjusted EPS* of $0.05 per share

•	Adjusted EBITDA* rose 42% to $3.4 million, from $2.4 million in the prior-year period.

•	Total written premiums of $140.3 million, a 50% increase from the prior-year period.

•
Policies in force grew 50% to approximately 310,009 as of September 30, 2018, compared to approximately 207,005 as of September 30, 2017, and increased 10% from approximately 282,369 as of June 30, 2018.

•	Corporate sales headcount rose 55% year-over-year to 174 as of September 30, 2018.

•	Total operating franchises stood at 424 as of September 30, 2018, a 59% increase from September 30, 2017.

*Adjusted EPS, Adjusted EBITDA and Adjusted EBITDA Margin are non-GAAP measures. Reconciliation of Adjusted EBITDA to net income and basic earnings per share to Adjusted EPS, the most directly comparable financial measures presented in accordance with GAAP are set forth in the reconciliation table accompanying this release.

“We produced another quarter of strong organic growth in all of our key metrics, particularly with respect to our sales force, policies in force, total written premiums and revenue,” stated Mark E. Jones, Chairman and Chief Executive Officer of Goosehead. “On the client side, we continued to secure significant new business, positioning us well to generate significant margin expansion over time. At the same time, we maintained our robust client retention rate of 88%, while improving our best-in-class Net Promoter Score (NPS) of 88 - helping to ensure that once we win a client, they remain with Goosehead. Our proprietary sales and back-office processes continue to allow us to achieve sustained high levels of profitable organic growth positioning us well for expanding margins over time.”

“Beyond achieving success in our client acquisition and retention efforts, we continued to invest strategically in our talent and our technology - specifically enhancing our sales process, data analytics and artificial intelligence, cybersecurity and streamlining our overall footprint - to ensure we maintain our industry disrupting first-mover advantages,” added Mr. Jones. “As we look ahead, we remain steadfast in our overall strategy to invest in and grow our core Corporate and Franchise channels while continuing to provide our clients with the broadest choice for coverage and world-class service, which we believe should support sustained long-term value creation for our shareholders.”

Third Quarter 2018 Results

For the third quarter of 2018, revenues were $16.1 million, a 49% increase from $10.8 million in the prior-year period, driven primarily by higher commissions, agency fees, contingent commissions and higher franchise royalty fees generated by renewal business.

Total written premium for the third quarter of 2018 grew 50% to $140.3 million from $93.8 million in the prior-year period. Total operating expenses for the third quarter of 2018 were $13.4 million, up from $9.9 million in the prior-year period, primarily due to larger employee compensation and benefit expenses related to continued investment in corporate agent and franchise sales headcount and the number of operating franchises, equity-based compensation expense incurred via the vesting of stock options, significant investments in technology, as well as higher general and administrative expenses, including new public company costs.

Net income for the third quarter of 2018 was $0.8 million, compared to net income of $0.2 million in the prior-year period. Net income attributable to Goosehead Insurance, Inc. for the third quarter of 2018 was $0.2 million, or $0.02 per share. Adjusted EPS for the third quarter of 2018, which excludes equity-based compensation, prior capitalized loan origination charges recognized as interest expense during the Company’s refinancing of its debt in August 2018, and adjusts for assumed income taxes related to Class B non-controlling interest, was $0.05 per share.

Total Adjusted EBITDA rose 42% for the third quarter of 2018 to $3.4 million, from $2.4 million in the prior-year period. Total Adjusted EBITDA margin was 21%, compared to 22% in the prior-year period, primarily due to additional employee compensation and benefits from accelerated hiring, increased number of operating franchises, and significant investments in technology. These investments were partially offset by growth in higher-margin renewal revenue in both the Corporate and Franchise channels and timing of contingent commissions received.

Corporate Channel

Revenues generated through the Corporate Channel in the third quarter of 2018 were $9.4 million, a 41% increase from $6.6 million in the prior-year period. The revenue growth was primarily driven by new business due to a 55% increase in Corporate sales agent headcount, as well as higher renewal revenue related to the growth in the number of policies in the renewal term over the past year.

The Company had total corporate sales agent headcount of 174 at September 30, 2018, a 55% increase from 112 as of September 30, 2017 and an 18% sequential increase from 148 as of June 30, 2018 as the Company continues to invest for future growth.

Adjusted EBITDA for the Corporate Channel segment in the third quarter of 2018 rose 39% to $2.0 million, from $1.4 million in the prior-year period, primarily due to an increase in higher-margin renewal revenue, higher new business revenue aided by investments in hiring additional corporate agents and an increase in contingent commissions due to timing. The increase was partially offset by higher employee compensation and benefits as a result of the additional hiring, as well as investments in technology.

Adjusted EBITDA margin for the Corporate Channel for the third quarter of 2018 was 21%, compared to 22% in the prior-year period, primarily due to the Company’s continued investment in growth by significantly increasing corporate sales agent headcount, which resulted in higher employee compensation and benefits. The additional investment was offset by the growth in new business, renewal revenues and contingent commissions.

Franchise Channel

Revenues generated through the Franchise Channel in the third quarter of 2018 were $6.7 million, a 60% increase from $4.2 million in the prior-year period. The revenue growth was primarily driven by higher royalty fees due to an increase in the number of operating franchises, greater royalty fees generated on renewal business versus new business, and higher initial franchise fees attributable to an increase in the total number of franchises that attended training compared to the prior-year period.

As of September 30, 2018, the Company grew operating franchises 59% to 424, from 267 as of September 30, 2017, and produced a 10% sequential increase from 385 as of June 30, 2018.

Adjusted EBITDA for the Franchise Channel in the third quarter of 2018 rose 75% to $1.8 million, from $1.1 million in the prior-year period, driven by an increase in higher-margin renewal revenue, as well as higher initial franchise fees and new business revenue from a larger franchise agency base. Adjusted EBITDA margin for the Franchise Channel for the third quarter of 2018 expanded 300 basis points to 28%, compared to 25% in the prior-year period, due to the growth in higher-margin royalties related to policies in their renewal terms. The growth in EBITDA and EBITDA margin was offset by investments in franchise sales headcount and technological improvements.

Nine Months 2018 Results
For the nine months ended September 30, 2018, revenues grew by 44% to $45.4 million from $31.6 million in the prior-year period, driven primarily by higher commissions, agency fees and higher franchise royalty fees generated by renewal business, as well as an increase in contingent commissions received.

Net loss for the nine months ended September 30, 2018 was $(19.3) million, compared to net income of $8.3 million in the prior-year period. Net loss for the nine months ended September 30, 2018 included equity-based compensation costs of $26.0 million related to one-time vesting of historical Class B units as part of the Company’s second-quarter IPO, while net income for the nine months ended September 30, 2017 included $3.5 million in one-time income related to a transaction with a former franchisee.

Total Adjusted EBITDA rose 47% for the nine months ended September 30, 2018 to $12.4 million, from $8.4 million in the prior-year period. Total Adjusted EBITDA margin for the nine months ended September 30, 2018 was 27%, compared to 27% in the prior-year period, primarily due to growth in contingent commissions and higher-margin renewal revenue in both the Corporate and Franchise channels. These were partially offset by additional employee compensation and benefits from accelerated hiring of corporate sales agents and franchise sales headcount, additional corporate hiring to support the growing number of operating franchises, investments in technology, as well as additional rent expense from the Company’s corporate headquarters relocation in July 2017.

Liquidity and Capital Resources

As of September 30, 2018, the Company had cash and cash equivalents of $18.1 million, an unused line of credit of $2.5 million, and outstanding notes payable of $48.9 million on its balance sheet.

Conference Call Information
Goosehead will host a conference call and webcast today at 5:00 PM ET to discuss these results.

The dial-in number for the conference call is (844) 898-2795 (toll-free) or (210) 874-7848 (international). Please dial the number 10 minutes prior to the scheduled start time.

In addition, a live webcast of the conference call will also be available on Goosehead’s investor relations website at http://ir.gooseheadinsurance.com.

A webcast replay of the call will be available at http://ir.gooseheadinsurance.com for one year following the call.

About Goosehead
Goosehead (NASDAQ: GSHD) is a rapidly growing and innovative independent personal lines insurance agency that distributes its products and services throughout the United States. Goosehead was founded on the premise that the consumer should be at the center of our universe and that everything we do should be directed at providing extraordinary value by offering broad product choice and a world-class service experience. Goosehead represents over 80 insurance companies that underwrite personal lines and small commercial lines risks, and its operations include a network of seven corporate sales offices and over 550 operating and contracted franchise locations. For more information, please visit www.gooseheadinsurance.com.
Forward-Looking Statements
This press release may contain various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which represent Goosehead’s expectations or beliefs concerning future events. Forward-looking statements are statements other than historical facts and may include statements that address future operating, financial or business performance or Goosehead’s strategies or expectations. In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “projects”, “potential”, “outlook” or “continue”, or the negative of these terms or other comparable terminology. Forward-looking statements are based on management’s current expectations and beliefs and involve significant risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by these statements.
Factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include, but are not limited to, conditions impacting insurance carriers or other parties with which Goosehead does business, the loss of one or more key executives or an inability to attract and retain qualified personnel and the failure to attract and retain highly qualified franchisees. These risks and uncertainties also include, but are not limited to, those described under the caption “Risk Factors” in Goosehead’s prospectus relating to its Registration Statement on Form S-1 (Registration Number 333-224080) filed with the SEC pursuant to Rule 424(b)(4) under the U.S. Securities Act of 1933, as amended, and in Goosehead’s other filings with the SEC, which are available free of charge on the Securities Exchange Commission's website at: www.sec.gov. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated. All forward-looking statements and all subsequent written and oral forward-looking statements attributable to Goosehead or to persons acting on behalf of Goosehead are expressly qualified in their entirety by reference to these risks and uncertainties. You should not place undue reliance on forward-looking statements. Forward-looking statements speak only as of the date they are made, and Goosehead does not undertake any obligation to update them in light of new information, future developments or otherwise, except as may be required under applicable law.

Contacts
Investor Contact:
Garrett Edson
ICR
Phone: (214) 838-5145
E-mail: IR@goosehead.com

Media Contact:
Robin Weinberg / Kate Gorgi
Sard Verbinnen & Co
Phone: (212) 687-8080
E-mail: Goosehead-SVC@sardverb.com

Goosehead Insurance, Inc.
Condensed Consolidated Statements of Income
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended September 30		Nine Months Ended September 30
	2018	2017	2018	2017
Revenues:
Commissions and agency fees	$9,760	$6,692	$28,072	$19,908
Franchise revenues	6,180	4,048	17,060	11,499
Interest income	114	67	299	169
Total revenues	16,054	10,807	45,431	31,576
Operating Expenses:
Employee compensation and benefits (including Class B unit compensation of $0 and $26,134 for the three and nine months ended September 30, 2018, respectively, and $1,150 and $1,335 for the three and nine months ended September 30, 2017, respectively)	8,956	7,186	49,646	17,629
General and administrative expenses	3,694	2,142	9,093	5,987
Bad debts	399	275	984	850
Depreciation and amortization	352	321	1,039	617
Total operating expenses	13,401	9,924	60,762	25,083
Income (loss) from operations	2,653	883	(15,331)	6,493
Other Income (Expense):
Other income (expense)	(22)	—	(22)	3,541
Interest expense	(1,631)	(674)	(3,598)	(1,734)
Income (loss) before taxes	1,000	209	(18,951)	8,300
Tax expense	164	—	318	—
Net income (loss)	836	209	(19,269)	8,300
Less: net income (loss) attributable to non-controlling interests	595	209	(10,278)	8,300
Net income (loss) attributable to Goosehead Insurance, Inc.	$241	$—	$(8,991)	$—
Earnings per share:
Basic	$0.02	n/a	$(0.66)	n/a
Diluted	$0.02	n/a	$(0.66)	n/a
Weighted average shares of Class A common stock outstanding
Basic	13,533	n/a	13,533	n/a
Diluted	14,614	n/a	13,533	n/a

Pro forma net income:
Pro forma income before taxes attributable to Goosehead Insurance, Inc.	n/a	78	n/a	3,096
Pro forma income tax expense	n/a	$(20)	n/a	$(774)
Pro forma net income attributable to Goosehead Insurance, Inc.	n/a	$58	n/a	$2,322

Pro forma earnings per share:
Basic	n/a	$—	n/a	$0.17
Diluted	n/a	$—	n/a	$0.16
Pro forma weighted average shares of Class A common stock outstanding:
Basic	n/a	13,533	n/a	13,533
Diluted	n/a	14,614	n/a	14,522

Goosehead Insurance, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands, except per share amounts)

	September 30	December 31
	2018	2017
Assets
Current Assets
Cash and cash equivalents	$18,067	$4,948
Restricted cash	533	418
Commissions and agency fees receivable, net	1,813	1,268
Receivable from franchisees, net	583	564
Prepaid expenses	947	521
Total current assets	21,943	7,719
Receivable from franchisees, net of current portion	1,930	1,361
Property and equipment, net of accumulated depreciation	6,943	6,845
Intangible assets, net of accumulated amortization	253	216
Other assets	130	565
Total assets	$31,199	$16,706
Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable and accrued expenses	$3,015	$2,759
Premiums payable	533	418
Unearned revenue	550	1,062
Dividends payable	—	550
Deferred rent	496	478
Note payable	2,250	500
Total current liabilities	6,844	5,767
Deferred income taxes, net	36	—
Deferred rent, net of current portion	4,196	3,916
Note payable, net of current portion	46,644	48,156
Total liabilities	57,720	57,839
Commitments and contingencies (see note 6)
Members’ deficit	—	(41,133)
Class A common stock, $.01 par value per share - 300,000 shares authorized, 13,533 shares issued and outstanding as of September 30, 2018, zero issued and outstanding as of December 31, 2017	135	—
Class B common stock, $.01 par value per share - 50,000 shares authorized, 22,747 issued and outstanding as of September 30, 2018, zero issued and outstanding as of December 31, 2017	227	—
Additional paid in capital	89,259	—
Accumulated deficit	(6,668)	—
Total stockholders' equity and members' deficit	82,953	(41,133)
Non-controlling interests	(109,474)	—
Total equity	(26,521)	(41,133)
Total liabilities and stockholders' equity	$31,199	$16,706

Goosehead Insurance, Inc.
Reconciliation of Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted EPS to Net Income
This release includes Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted EPS that are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). The Company refers to these measures as “non-GAAP financial measures.” The Company uses these non-GAAP financial measures when planning, monitoring and evaluating its performance and considers these non-GAAP financial measures to be useful metrics for management and investors to facilitate operating performance comparisons from period to period by excluding potential differences caused by variations in capital structures, tax position, depreciation, amortization and certain other items that the Company believes are not representative of its core business. The Company uses Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted EPS for business planning purposes and in measuring its performance relative to that of its competitors.
These non-GAAP financial measures are defined by the Company as follows:

•
“Adjusted EBITDA” is a supplemental measure of the Company’s performance and is defined as net income before interest, income taxes, depreciation and amortization, adjusted to exclude equity-based compensation and other non-operating items. The Company believes that Adjusted EBITDA is an appropriate measure of operating performance because it eliminates the impact of items that do not relate to business performance.

•
“Adjusted EBITDA Margin” is net income before interest, income taxes, depreciation and amortization, adjusted to exclude equity-based compensation and other non-operating items, divided by total revenue excluding other non-operating items. Adjusted EBITDA Margin is helpful in measuring profitability of operations on a consolidated and combined level.

•
“Adjusted EPS” is a supplemental measure of the Company’s performance, defined as earnings per share before non-recurring or non-operating income and expenses, adjusted to include assumed income taxes related to Class B non-controlling interest. The Company believes that Adjusted EPS is useful as an additional means to evaluate its operating performance when reviewed in conjunction with its GAAP financial statements.

While the Company believes that these non-GAAP financial measures are useful in evaluating its business, this information should be considered as supplemental in nature and is not meant as a substitute for revenues, net income, or earnings per share, in each case as recognized in accordance with GAAP. In addition, other companies, including companies in the Company’s industry, may calculate such measures differently, which reduces their usefulness as comparative measures.

	Three months ended September 30,		Nine months ended September 30,
(in thousands)	2018	2017	2018	2017
Net income (loss)	$836	$209	$(19,269)	$8,300
Interest expense	1,631	674	3,598	1,734
Depreciation and amortization	352	321	1,039	617
Tax expense	164	—	318	—
Equity-based compensation	345	1,150	26,738	1,335
Other (income) expense	22	—	22	(3,541)
Adjusted EBITDA	$3,350	$2,354	$12,446	$8,445
Adjusted EBITDA Margin(1)	21%	22%	27%	27%
(1) Adjusted EBITDA Margin is calculated as Adjusted EBITDA divided by Total Revenue ($3,350/$16,054) and ($2,354/$10,807) for the three months ended September 30, 2018 and 2017 and ($12,446/$45,431) and ($8,445/$31,576) for the nine months ended September 30, 2018 and 2017.

The following tables show a reconciliation from basic earnings per share to Adjusted EPS (non-GAAP basis) for the three and nine months ended September 30, 2018 (in thousands, except per share amounts). Note that totals may not sum due to rounding:

Three months ended September 30, 2018
Earnings per share - basic (GAAP)	$0.02
Add: origination fees from previous debt immediately recognized upon refinance(1)	0.02
Add: equity-based compensation(2)	0.01
Less: Estimated taxes assuming Class B shares were fully converted to Class A(3)	(0.01)
Adjusted EPS (non-GAAP)	0.05
(1) Calculated as the origination fees of previous debt immediately recognized upon refinance divided by sum of Class A and Class B shares [ $871 thousand / ( 13.5 million + 22.7 million ) ]
(2) Calculated as equity-based compensation divided by sum of Class A and Class B shares [ $345 thousand / ( 13.5 million + 22.7 million ) ]
(3) Calculated as net income attributable to non-controlling interests, excluding taxes directly attributable to non-controlling interest, times the effective tax rate of controlling interests, divided by the weighted average Class B shares for the period [( $627 thousand * 21.0% ) / 22.7 million ]. Not included in calculation are the effects of the conversion per the Tax Receivable Agreement or pre-IPO taxes attributable to non-controlling interests.

Nine months ended September 30, 2018
Earnings per share - basic (GAAP)	$(0.66)
Add: income prior to the Reorganization Transactions(4)	0.12
Less: estimated controlling interest taxes on income prior to Reorganization Transactions(5)	(0.03)
Add: origination fees from previous debt immediately recognized upon refinance(5)	0.02
Add: equity-based compensation(6)	0.74
Less: Estimated taxes assuming Class B shares were fully converted to Class A(7)	(0.01)
Adjusted EPS (non-GAAP)	$0.18
(4) Calculated as the income prior to the Reorganization Transactions divided by the sum of Class A and Class B shares [ $4.4 million / ( 13.5 million + 22.7 million )
(5) Calculated as the income prior to the Reorganization Transactions, times the controlling interest percentage at the time of IPO, times the assumed effective tax rate of 25%, divided by the count of Class A shares at the time of the IPO [ $4.4 million * 37.3% * 25% / 13.5 million ]. Income taxes attributable to non-controlling interests are included in (8) below.
(6) Calculated as the origination fees of previous debt immediately recognized upon refinance divided by sum of Class A and Class B shares [ $871 thousand / ( 13.5 million + 22.7 million )]
(7) Calculated as equity-based compensation divided by the sum of Class A and Class B shares [ $26.7 million / ( 13.5 million + 22.7 million )]
(8) Calculated as net loss attributable to non-controlling interests, excluding taxes directly attributable to non-controlling interest, times the effective tax rate of controlling interests, divided by the weighted average Class B shares for the period [( $(10.2) million * (1.4)% ) / 22.7 million ]. Not included in calculation are the effects of the conversion per the Tax Receivable Agreement or pre-IPO taxes attributable to non-controlling interests.

Goosehead Insurance, Inc.
Key Performance Indicators

	September 30, 2018	June 30, 2018	September 30, 2017
Corporate sales agents < 1 year tenured	102	93	65
Corporate sales agents > 1 year tenured	72	55	47
Operating franchises < 1 year tenured (TX)	36	45	60
Operating franchises > 1 year tenured (TX)	165	159	124
Operating franchises < 1 year tenured (Non-TX)	157	130	56
Operating franchises > 1 year tenured (Non-TX)	66	51	27
Policies in Force (in thousands)	310	282	207
Client Retention	88%	88%	88%
Premium Retention	94%	95%	94%

	September 30, 2018	June 30, 2018	September 30, 2017
Total Written Premium (in thousands)	$140,296	$132,649	$93,836
Net Promoter Score ("NPS")	88	87	86